Filed pursuant to Rule 424(b)(2) / Registration Statement No. 333-284538

GS Finance Corp. $4,000,000 Trigger Autocallable Notes Linked to an Equally Weighted Basket of Stocks due 2031 guaranteed by The Goldman Sachs Group, Inc.
Investment Description

The amount you will be paid on your notes is based on the performance of an equally weighted basket comprised of the common stock, American depositary shares, capital stock, ordinary shares or common shares (basket stocks) of 32 companies. The notes are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The notes will mature on the stated maturity date unless they are automatically called on any call observation date (quarterly, including the determination date).

The initial basket level is 100 and the closing level of the basket on any call observation date and the determination date, as applicable, will equal the sum of the products, as calculated for each basket stock, of: (i) its closing price on the applicable call observation date or the determination date, as applicable, divided by its initial basket stock price (set on the trade date and will be the closing price of such basket stock on the trade date (August 21, 2026)) multiplied by (ii) its initial weighted value.

Your notes will be automatically called if the closing level of the basket on any call observation date is greater than or equal to the autocall barrier, resulting in a payment on the applicable call payment date following such call observation date for each $10 face amount of your notes equal to the face amount per note plus the product of $10 times the applicable call return, and no further payments will be owed to you under the notes. The call return increases the longer the notes are outstanding.

If the notes are not automatically called and the closing level of the basket on the determination date (the final basket level) is greater than or equal to the downside threshold, you will receive the face amount of your notes at maturity. If, however, the notes are not automatically called and the final basket level is less than the downside threshold, you will receive less than the face amount of your notes, resulting in a percentage loss on your investment equal to the percentage change in the basket from the trade date to the determination date (the basket return) and you could lose all of your investment.

Declines in one basket stock may offset increases in the other basket stocks.

Investing in the notes involves significant risks. You may lose a significant portion or all of your investment and will not receive any coupon during the term of the notes. Higher call returns are generally associated with a greater risk of loss and a greater risk that the notes will not be automatically called. The contingent repayment of principal applies only at maturity. Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of GS Finance Corp. and The Goldman Sachs Group, Inc.

Features	Key Dates

O  Automatic Call Feature – Your notes will be automatically called and you will receive the face amount of your notes plus the product of $10 times the applicable call return on the related call payment date if the closing level of the basket is greater than or equal to the autocall barrier on a call observation date. The call return increases the longer the notes are outstanding. If the notes were previously automatically called, no further payments will be owed to you under the notes.

O  Contingent Repayment of Principal at Maturity with Potential for Full Downside Market Exposure – At maturity, if the notes have not been automatically called and the final basket level is greater than or equal to the downside threshold, you will receive a payment equal to the face amount of your notes. If, however, the final basket level is less than the downside threshold, you will receive less than the face amount of your notes, if anything, resulting in a percentage loss on your investment equal to the basket return. You may lose your entire investment. The contingent repayment of principal applies only if you hold the notes to maturity. Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of GS Finance Corp. and The Goldman Sachs Group, Inc.

	Trade date	August 21, 2026
	Original issue date	August 26, 2026
	Call observation dates*	Quarterly (beginning after 12 months) (see page PS-5)
	Determination date*	August 21, 2031
	Stated maturity date*	August 26, 2031
* Subject to postponement.

Notice to investors: the notes are a riskier investment than ordinary debt securities. GS Finance Corp. is not necessarily obligated to repay the face amount of the notes at maturity, and the notes may have the same downside market risk as the basket. This market risk is in addition to the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. You should not purchase the notes if you do not understand or are not comfortable with the significant risks involved in investing in the notes.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-12.

Key Terms

Basket	Initial Weighted Value	Initial Basket Level	Autocall Barrier	Downside Threshold	Call Return*	CUSIP	ISIN
an equally weighted basket of 32 basket stocks (see PS-4)	equally weighted (see PS-4)	100.00	100.00% of the initial basket level	75.00% of the initial basket level	14.35% per annum	38151R149	US38151R1499

* The call return is based on a per annum rate and will vary depending on whether, and if automatically called, the call payment date on which, the notes are called.

The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $9.23 per $10 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see page PS-2.

Original issue price	Underwriting discount	Net proceeds to the issuer
100.00% of the face amount	2.50% of the face amount	97.50% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC	UBS Financial Services Inc. Selling Agent

Pricing Supplement No. 26,605 dated August 21, 2026.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement , at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $9.23 per $10 face amount), which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $0.72 per $10 face amount).

Prior to September 1, 2027, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis over the period from the time of pricing through August 31, 2027). On and after September 1, 2027, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Notes

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

•
General terms supplement no. 17,745 dated January 20, 2026
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 17,745 to “underlier(s)” and “index stock(s)” shall be deemed to refer to “basket stock(s)”.

The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The notes will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021.

Minimum Purchase Amount of Notes Offered Hereby

In connection with the initial offering of the notes, the minimum face amount of notes that may be purchased by any investor is $1,000.

Investor Suitability

The notes may be suitable for you if, among other considerations:

• You fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

• You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the basket or the basket stocks.

• You believe that the closing level of the basket will be greater than or equal to the autocall barrier on one of the call observation dates, including the determination date, and you believe that the level of the basket will appreciate over the term of the notes by a percentage that is less than the applicable call return.

• You understand and accept that you will not participate in any appreciation in the level of the basket and your potential return is limited to the applicable call return.

• You can tolerate fluctuations in the market price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the basket and prices of the basket stocks.

• You are willing to invest in the notes based on the downside threshold and call returns specified herein.

• You do not seek current income from your investment and are willing to forgo dividends paid on the basket stocks.

• You are able and willing to invest in notes that may be automatically called early or you are otherwise able and willing to hold the notes to maturity.

• You accept that there may be little or no secondary market for the notes and that any secondary market will depend in large part on the price, if any, at which GS&Co., is willing to purchase the notes.

• You understand and accept the risks associated with the basket and the basket stocks.

• You are willing to assume the credit risks of GS Finance Corp. and The Goldman Sachs Group, Inc. for all payments under the notes, and understand that if GS Finance Corp. and The Goldman Sachs Group, Inc. default on their obligations, you may not receive any amounts due on the notes.

The notes may not be suitable for you if, among other considerations:

• You do not fully understand the risks inherent in an investment in the notes, including the risk of loss of a significant portion or all of your investment.

• You cannot tolerate a loss of all or a substantial portion of your investment or you are not willing to make an investment that may have the same downside market risk as an investment in the basket or the basket stocks.

• You believe that the level of the basket will decline during the term of the notes and is likely to be less than the autocall barrier on the specified call observation dates, including the determination date, or that the level of the basket will appreciate over the term of the notes by a percentage that is greater than the applicable call return.

• You believe that the final basket level will be less than the downside threshold.

• You seek an investment that participates in the appreciation in the level of the basket or that has unlimited return potential, or you are unwilling to invest in the notes based on the call returns specified herein.

• You cannot tolerate fluctuations in the market price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the basket or prices of the basket stocks.

• You are not willing to invest in the notes based on the downside threshold or call returns specified herein.

• You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

• You seek current income from your investment or prefer to receive the dividends paid on the basket stocks.

• You are unable or unwilling to invest in notes that may be automatically called early, or you are otherwise unable or unwilling to hold the notes to maturity, or you seek an investment for which there will be an active secondary market.

• You do not understand or accept the risks associated with the basket or the basket stocks.

• You are not willing to assume the credit risks of GS Finance Corp. and The Goldman Sachs Group, Inc. for all payments under the notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review carefully the “Additional Risk Factors Specific to Your Notes” section of this pricing supplement. For more information on the basket and the basket stocks, please see the section titled “The Underlying Basket and the Basket Stocks” below.

Key Terms (continued)

Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Underlying basket:

An equally weighted basket comprised of the following basket stocks (each individually, a basket stock). For each basket stock, its current Bloomberg ticker, type of security, current primary listing, initial weight in the underlying basket, initial weighted value and initial basket stock price are set forth below:

	Basket Stock	Current Bloomberg Ticker	Type of Security	Current Primary Listing	Initial Weight in Underlying Basket	Initial Weighted Value	Initial Basket Stock Price
	Advanced Micro Devices, Inc.	AMD UW	Common Stock	The Nasdaq Global Select Market	3.125%	100/32 (3.125)	$473.25
	Alibaba Group Holding Limited	BABA UN	An ADS, representing eight ordinary shares	New York Stock Exchange	3.125%	100/32 (3.125)	$119.34
	Alphabet Inc.	GOOG UW	Class C Capital Stock	The Nasdaq Stock Market LLC	3.125%	100/32 (3.125)	$341.75
	Amazon.com, Inc.	AMZN UW	Common Stock	The Nasdaq Stock Market LLC	3.125%	100/32 (3.125)	$258.63
	Apple Inc.	AAPL UW	Common Stock	The Nasdaq Stock Market LLC	3.125%	100/32 (3.125)	$309.35
	Applied Materials, Inc.	AMAT UW	Common Stock	The Nasdaq Stock Market LLC	3.125%	100/32 (3.125)	$492.32
	AppLovin Corporation	APP UW	Class A Common Stock	The Nasdaq Stock Market LLC	3.125%	100/32 (3.125)	$305.77
	Arm Holdings plc	ARM UW	An ADS, representing one ordinary share	The Nasdaq Stock Market LLC	3.125%	100/32 (3.125)	$243.32
	ASML Holding N.V.	ASML UW	Ordinary Share	The Nasdaq Stock Market LLC	3.125%	100/32 (3.125)	$1,763.76
	Broadcom Inc.	AVGO UW	Common Stock	The Nasdaq Global Select Market	3.125%	100/32 (3.125)	$368.45
	Cadence Design Systems, Inc.	CDNS UW	Common Stock	The Nasdaq Global Select Market	3.125%	100/32 (3.125)	$319.02
	CME Group Inc.	CME UW	Class A Common Stock	The Nasdaq Stock Market LLC	3.125%	100/32 (3.125)	$274.98
	Coherent Corp. (formerly II-VI Incorporated)	COHR UN	Common Stock	New York Stock Exchange	3.125%	100/32 (3.125)	$289.52
	Corning Incorporated	GLW UN	Common Stock	New York Stock Exchange	3.125%	100/32 (3.125)	$149.84
	Datadog, Inc.	DDOG UW	Class A Common Stock	The Nasdaq Stock Market LLC	3.125%	100/32 (3.125)	$235.62
	Digital Realty Trust, Inc.	DLR UN	Common Stock	New York Stock Exchange	3.125%	100/32 (3.125)	$190.62
	Equinix, Inc.	EQIX UW	Common Stock	The Nasdaq Stock Market LLC	3.125%	100/32 (3.125)	$1,065.39
	Intel Corporation	INTC UW	Common Stock	The Nasdaq Global Select Market	3.125%	100/32 (3.125)	$90.07
	Lumentum Holdings Inc.	LITE UW	Common Stock	The Nasdaq Global Select Market	3.125%	100/32 (3.125)	$866.71

	Marvell Technology, Inc.	MRVL UW	Common Stock	The Nasdaq Global Select Market	3.125%	100/32 (3.125)	$237.04
	Mastercard Incorporated	MA UN	Class A Common Stock	New York Stock Exchange	3.125%	100/32 (3.125)	$580.63
	Meta Platforms, Inc. (formerly Facebook, Inc.)	META UW	Class A Common Stock	The Nasdaq Stock Market LLC	3.125%	100/32 (3.125)	$549.90
	Micron Technology, Inc.	MU UW	Common Stock	The Nasdaq Global Select Market	3.125%	100/32 (3.125)	$966.78
	Microsoft Corporation	MSFT UW	Common Stock	The Nasdaq Stock Market LLC	3.125%	100/32 (3.125)	$483.24
	Monolithic Power Systems, Inc.	MPWR UW	Common Stock	The Nasdaq Global Select Market	3.125%	100/32 (3.125)	$1,316.28
	NVIDIA Corporation	NVDA UW	Common Stock	The Nasdaq Global Select Market	3.125%	100/32 (3.125)	$214.72
	Seagate Technology Holdings public limited company	STX UW	Ordinary Share	The Nasdaq Global Select Market	3.125%	100/32 (3.125)	$850.00
	Sony Group Corporation	SONY UN	An ADS, representing one share of common stock	New York Stock Exchange	3.125%	100/32 (3.125)	$23.92
	STMicroelectronics N.V.	STM UN	Common Share	New York Stock Exchange	3.125%	100/32 (3.125)	$50.56
	Taiwan Semiconductor Manufacturing Company Limited	TSM UN	An ADS, representing five common shares	New York Stock Exchange	3.125%	100/32 (3.125)	$418.95
	Teradyne, Inc.	TER UW	Common Stock	The Nasdaq Stock Market LLC	3.125%	100/32 (3.125)	$375.74
	Visa Inc.	V UN	Class A Common Stock	New York Stock Exchange	3.125%	100/32 (3.125)	$371.04
Face amount:

$4,000,000 in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date.

Authorized denominations:		$10 or any integral multiple of $10 in excess thereof
Principal amount:

Subject to redemption by the company as provided under “— Company’s redemption right (automatic call feature)” below, on the stated maturity date, the company will pay, for each $10 of the outstanding face amount, an amount, if any, in cash equal to the cash settlement amount.

Cash settlement amount:

Unless your note is automatically called prior to or on the stated maturity date,

•
if the final underlying basket level is greater than or equal to the downside threshold, $10; or
•
if the final underlying basket level is less than the downside threshold, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) the underlying basket return

Company’s redemption right (automatic call feature):

If a redemption event occurs, then the outstanding face amount will be automatically redeemed in whole and the company will pay an amount in cash on the following call payment date, for each $10 of the outstanding face amount, equal to the sum of (i) $10 plus (ii) the product of $10 times the applicable call return

Redemption event:		a redemption event will occur if, as measured on any call observation date, the closing level of the underlying basket is greater than or equal to the autocall barrier
Initial underlying basket level:		100.00

Initial basket stock price:	with respect to a basket stock, the closing price of one share of such basket stock on the trade date, as set forth under “— Underlying basket” above
Final underlying basket level:	the closing level of the underlying basket on the determination date
Closing level of the underlying basket:

on any call observation date (including the determination date), the sum of the products, as calculated for each basket stock, of: (i) the quotient of (a) the closing price of such basket stock on such date divided by (b) the initial basket stock price of such basket stock times (ii) the initial weighted value of such basket stock, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day — Notes Linked to a Basket of Underliers” in the accompanying general terms supplement

Underlying basket return:	the quotient of (i) the final underlying basket level minus the initial underlying basket level divided by (ii) the initial underlying basket level, expressed as a percentage
Downside threshold:	75.00% of the initial underlying basket level
Trade date:	August 21, 2026
Original issue date:	August 26, 2026
Determination date:	August 21, 2031, subject to adjustment as described in the accompanying general terms supplement
Stated maturity date:	August 26, 2031, subject to adjustment as described in the accompanying general terms supplement
Autocall barrier:	100.00% of the initial underlying basket level
Call return:

With respect to any call payment date, the applicable call return specified in the table set forth under “— Call payment dates” below; as shown in such table, the call return increases the longer the notes are outstanding, based on a per annum rate of 14.35%

Call observation dates:	the dates specified as such in the table under “— Call payment dates” below, subject to adjustment as described in the accompanying general terms supplement

Call payment dates:		the dates specified as such in the table below, subject to adjustment as described in the accompanying general terms supplement
	Call Observation Dates	Call Payment Dates	Call Return	Amount Paid on the Applicable Call Payment Date
	August 27, 2027	September 1, 2027	14.35%	$11.435
	November 22, 2027	November 26, 2027	17.9375%	$11.79375
	February 22, 2028	February 25, 2028	21.525%	$12.1525
	May 22, 2028	May 25, 2028	25.1125%	$12.51125
	August 21, 2028	August 24, 2028	28.70%	$12.87
	November 21, 2028	November 27, 2028	32.2875%	$13.22875
	February 21, 2029	February 26, 2029	35.875%	$13.5875
	May 21, 2029	May 24, 2029	39.4625%	$13.94625
	August 21, 2029	August 24, 2029	43.05%	$14.305
	November 21, 2029	November 27, 2029	46.6375%	$14.66375
	February 21, 2030	February 26, 2030	50.225%	$15.0225
	May 21, 2030	May 24, 2030	53.8125%	$15.38125
	August 21, 2030	August 26, 2030	57.40%	$15.74
	November 21, 2030	November 26, 2030	60.9875%	$16.09875
	February 21, 2031	February 26, 2031	64.575%	$16.4575
	May 21, 2031	May 27, 2031	68.1625%	$16.81625
	August 21, 2031	August 26, 2031	71.75%	$17.175

Calculation agent:		Goldman Sachs & Co. LLC (“GS&Co.”)

INVESTMENT TIMELINE WITH RESPECT TO THE NOTES OFFERED HEREBY

Trade Date	The initial basket stock price of each basket stock and the final terms of the notes are set

Call Observation Dates

Your notes will be automatically called if the closing level of the underlying basket on a call observation date is greater than or equal to the autocall barrier. If your notes are automatically called on a call observation date, on the related call payment date we will pay you an amount in cash for each $10 face amount of your notes equal to the sum of (i) $10 plus (ii) the product of $10 times the applicable call return, and no further payments will be made on the notes.

Maturity Date

The final underlying basket level is determined as of the determination date.

If the notes are not automatically called and the final underlying basket level is greater than or equal to the downside threshold, $10; or

If the notes are not automatically called and the final underlying basket level is less than the downside threshold, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) the underlying basket return. You will receive less than the face amount of your notes at maturity, resulting in a loss on your investment proportionate to the decline of the underlying basket.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IN THE NOTES. ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF GS FINANCE CORP. AND THE GOLDMAN SACHS GROUP, INC. IF GS FINANCE CORP. AND THE GOLDMAN SACHS GROUP, INC. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

HYPOTHETICAL EXAMPLES
(Hypothetical examples use hypothetical terms only. Actual terms will vary.)

The following examples illustrate the hypothetical payments upon an automatic call or at maturity under different hypothetical scenarios for a $10 note linked to the underlying basket based on the assumptions set forth in the table below. The actual terms for the offering of notes are specified above.

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical closing levels of the underlying basket or hypothetical closing prices of the basket stocks on a call observation date and on the determination date could have on the amount of cash payable on a call payment date or on the stated maturity date, as the case may be, assuming all other variables remain constant.

The examples below are based on a range of underlying basket levels and the closing prices of the basket stocks that are entirely hypothetical; no one can predict what the level of the underlying basket will be on any day throughout the life of your notes, what the closing level of the underlying basket will be on any call observation date or what the final underlying basket level will be on the determination date. The basket stocks have been highly volatile in the past — meaning that the prices of the basket stocks have changed substantially in relatively short periods — and their performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to a call payment date or the stated maturity date. If you sell your notes in a secondary market prior to a call payment date or the stated maturity date, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the basket stocks, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-12 of this pricing supplement.

Key Terms and Assumptions
Face amount	$10
Downside threshold	75.00% of the initial underlying basket level
Call return	based on a per annum rate of 14.35% (the applicable call return for each call payment date is specified on page PS-5 of this pricing supplement)
Neither a market disruption event nor a non-trading day occurs with respect to any basket stock on any originally scheduled call observation date or the originally scheduled determination date
No change in or affecting any of the basket stocks
Notes purchased on original issue date at the face amount and held to the call payment date or the stated maturity date

For these reasons, the actual performance of the underlying basket over the life of your notes, as well as the amount payable on any call payment date or at maturity, may bear little relation to the hypothetical examples shown below or to the historical prices of each basket stock shown elsewhere in this pricing supplement. For information about the basket stocks during recent periods, see “The Underlying Basket and the Basket Stocks — Historical Closing Prices of the Basket Stocks” on page PS-20. Before investing in the notes, you should consult publicly available information to determine the prices of the basket stocks between the date of this pricing supplement and the date of your purchase of the notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket stocks.

Hypothetical Amount in Cash Payable on a Call Payment Date

The examples below show the hypothetical amounts that we would pay on a call payment date with respect to each $10 face amount of the notes if the closing level of the underlying basket is greater than or equal to the autocall barrier on the applicable call observation date. While there are 17 potential call payment dates with respect to your notes, the examples below only illustrate the amount you will receive, if any, on the first and second call payment dates.

If, for example, your notes are automatically called on the first call observation date (i.e., on the first call observation date the closing level of the underlying basket is greater than or equal to the autocall barrier), the amount in cash that we would deliver for each $10 face amount of your notes on the corresponding call payment date would be the sum of $10 plus the product of the applicable call return times $10. Therefore, for example, if the closing level of the underlying basket on the first call observation date were determined to be 120.000% of the initial underlying basket level, your notes would be automatically called and the amount in cash that we would deliver on your notes on the corresponding call payment date would be 114.35% of the face amount of your notes or $11.435 for each $10 of the face amount of your notes. Even if the closing level of the underlying basket on a call observation date exceeds the autocall barrier, causing the notes to be automatically called, the amount in cash payable on the call payment date will be limited due to the applicable call return, and you will not participate in any increase in the closing level of the underlying basket above the autocall barrier on any call observation date.

If, for example, your notes are not automatically called on the first call observation date and are automatically called on the second call observation date (i.e., on the first call observation date the closing level of the underlying basket is less than the autocall barrier and on the second call observation date the closing level of the underlying basket is greater than or equal to the autocall barrier), the amount in cash that we would deliver for each $10 face amount of your notes on the corresponding call payment date would be the sum of $10 plus the product of the applicable call return times $10. Therefore, for example, if the closing level of the underlying basket on the second call observation date were determined to be 140.000% of the initial underlying basket level, your notes would be automatically called and the amount in cash that we would deliver on your notes on the corresponding call payment date would be 117.9375% of the face amount of your notes or $11.79375 for each $10 of the face amount of your notes. Even if the closing level of the underlying basket on a call observation date exceeds the autocall barrier, causing the notes to be automatically called, the amount in cash payable on the call payment date will be limited due to the applicable call return, and you will not participate in any increase in the closing level of the underlying basket above the autocall barrier on any call observation date.

Hypothetical Cash Settlement Amount at Maturity

If the notes are not automatically called on any call observation date (i.e., on each call observation date the closing level of the underlying basket is less than the autocall barrier) the cash settlement amount we would deliver for each $10 face amount of your notes on the stated maturity date will depend on the performance of the underlying basket on the determination date, as shown in the table below. The table below assumes that the notes have not been automatically called on a call observation date and reflects hypothetical cash settlement amounts that you could receive on the stated maturity date.

The levels in the left column of the table below represent hypothetical final underlying basket levels and are expressed as percentages of the initial underlying basket level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlying basket level, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 50.000% means that the value of the cash payment that we would deliver for each $10 of the outstanding face amount of the offered notes on the stated maturity date would equal 50.000% of the face amount of a note, based on the corresponding hypothetical final underlying basket level and the assumptions noted above.

The Notes Have Not Been Automatically Called

Hypothetical Final Underlying Basket Level	Hypothetical Cash Settlement Amount at Maturity
(as Percentage of Initial Underlying Basket Level)	(as Percentage of Face Amount)
99.999%	100.000%
90.000%	100.000%
80.000%	100.000%
75.000%	100.000%
74.999%	74.999%
60.000%	60.000%
50.000%	50.000%
25.000%	25.000%
10.000%	10.000%
0.000%	0.000%

If, for example, the notes have not been automatically called on a call observation date and the final underlying basket level were determined to be 25.000% of the initial underlying basket level, the cash settlement amount that we would deliver on your notes at maturity would be 25.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).

Alternatively, if, for example, the notes have not been automatically called on a call observation date and the final underlying basket level were determined to be 90.000% of the initial underlying basket level, the cash settlement amount that we would deliver on your notes at maturity would be 100.000% of the face amount of your notes, as shown on the table above.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the basket stocks that may not be achieved on a call observation date or the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors” on page PS-14.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a bond bought by the holder and one or more options entered into between the holder and us. Therefore, the terms of the notes may be impacted by the various factors mentioned under “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors” on page PS-14. The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual closing level of the underlying basket on any day, the final underlying basket level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the closing price of each basket stock and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive on a call payment date or at maturity, if any, and the rate of return on the offered notes will depend on whether or not the notes are automatically called and on the actual closing levels of the underlying basket and the actual final underlying basket level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the call payment date or the stated maturity date, if any, may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the basket stocks. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Without limiting the foregoing, for certain risks and considerations related to conflicts of interest, including calculation agent discretion and hedging activities, see “Additional Risk Factors Specific to the Notes — Risks Related to Structure, Valuation and Secondary Market Sales — The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes” and “Additional Risk Factors Specific to the Notes — Risks Related to Conflicts of Interest — Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes” in the accompanying general terms supplement.

Risks Related to Structure, Valuation and Secondary Market Sales

•
The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

•
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of the basket stocks, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 65 of the accompanying prospectus.

•
You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. Assuming your notes are not automatically called, the cash settlement amount on your notes, if any, on the stated maturity date will be based on the performance of a weighted basket comprised of the basket stocks as measured from the initial underlying basket level of 100.00 to the final underlying basket level on the determination date. If the final underlying basket level is less than the downside threshold, you will have a loss for each $10 of the face amount of your notes equal to the product of the underlying basket return times $10. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the application of the downside threshold applies only at maturity and the market price of your notes prior to a call payment date or the stated maturity date, as the case may be, may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

•
The Return on Your Notes May Change Significantly Despite Only a Small Change in the Underlying Basket Level

If the final underlying basket level is less than the downside threshold, you will receive less than the face amount of your notes and you could lose all or a substantial portion of your investment in the notes. This means that while a decrease in the final underlying basket level to the downside threshold will not result in a loss of principal on the notes, a decrease in the final underlying basket level to less than the downside threshold will result in a loss of a significant portion of the face amount of the notes despite only a small change in the level of the underlying basket.

•
The Amount in Cash You Will Receive on a Call Payment Date or on the Stated Maturity Date Is Not Linked to the Closing Level of the Underlying Basket at Any Time Other Than on the Applicable Call Observation Date or the Determination Date, as the Case May Be

The amount in cash that you will receive on a call payment date, if any, will be paid only if the closing level of the underlying basket on the applicable call observation date is greater than or equal to the autocall barrier. Therefore, the closing level of the underlying basket on dates other than the call observation dates will have no effect on any amount paid in respect of your notes on the call payment date. In addition, the cash settlement amount you will receive on the stated maturity date, if any, will be based on the closing level of the underlying basket on the determination date. Therefore, for example, if the closing level of the underlying basket dropped precipitously on the determination date, the cash settlement amount for the notes would be significantly less than it would otherwise have been had the cash settlement amount been linked to the closing level of the underlying basket prior to such drop. Although the actual closing level of the underlying basket on the call payment dates, stated maturity date or at other times during the life of the notes may be higher than the closing level of the underlying basket on the call observation dates or the determination date, you will not benefit from the closing levels of the underlying basket at any time other than on the call observation dates or on the determination date.

•
The Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date, as the Case May Be, Will Be Limited Due to the Applicable Call Return

Regardless of the closing level of the underlying basket on a call observation date, the amount in cash you may receive on the call payment date is limited. Even if the closing level of the underlying basket on a call observation date exceeds the autocall barrier, causing the notes to be automatically called, the amount in cash payable on the call payment date will be limited due to the applicable call return, and you will not participate in any increase in the closing level of the underlying basket above the autocall barrier on the call observation date. If your notes are automatically called on a call observation date, the maximum payment you will receive for each $10 face amount of your notes will depend on the applicable call return. If your notes are not automatically called, the cash settlement amount you will receive on the stated maturity date, if any, will be limited to 100.00% of the face amount of your notes and could be zero.

•
Your Notes Are Subject to Automatic Redemption

We will automatically call and redeem all, but not part, of your notes on a call payment date, if, as measured on any call observation date, the closing level of the underlying basket is greater than or equal to the autocall barrier. Therefore, the term for your notes may be reduced and you will not receive any further payments on the notes since your notes will no longer be outstanding. You may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to maturity. For the avoidance of doubt, if your notes are automatically called, no discounts, commissions or fees described herein will be rebated or reduced.

If the notes remain outstanding following any given call observation date, it means that the underlying basket has closed below the autocall barrier on each prior call observation date. The longer the notes are outstanding from the trade date, the less time remains during which the underlying basket will have an opportunity to increase to or above the autocall barrier to be automatically called. The notes will not be automatically called in the event that the underlying basket does not increase to or beyond the autocall barrier.

•
Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the amount payable for your notes on any call payment date or the stated maturity date, as applicable, exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt note of comparable maturity that bears interest at a prevailing market rate.

•
There Is Limited Hypothetical Historical Information About the Underlying Basket

The notes are linked to the performance of the underlying basket. Because one of the basket stocks, Arm Holdings plc, has available historical data only from September 14, 2023, hypothetical historical closing levels of the underlying basket are only available beginning on September 14, 2023. Because the hypothetical historical underlying basket levels are unavailable prior to September 14, 2023, limited hypothetical historical underlying basket level information is available for you to consider in making an informed decision with respect to the notes.

•
The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control and impact the value of bonds and options generally, will influence the market value of your notes, including:

• the prices of the basket stocks;

• the volatility — i.e., the frequency and magnitude of changes — in the prices of the basket stocks;

• the dividend rates of the basket stocks;

• economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the market segments of which the basket stocks are a part, and which may affect the market prices of the basket stocks;

• interest rates and yield rates in the market;

• the time remaining until your notes mature; and

• our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market-making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes or the amount you may receive upon an automatic call or, if the notes are not automatically called, the amount you may receive at maturity.

You cannot predict the future performance of the basket stocks based on their historical performance or the hypothetical historical performance of the underlying basket. The actual performance of the basket stocks over the life of the offered notes and the amount paid on a call payment date or the stated maturity date, as the case may be, may bear little or no relation to the historical closing prices of the basket stocks, to the hypothetical historical closing levels of the underlying basket or to the hypothetical examples shown elsewhere in this pricing supplement.

•
Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

•
We Will Not Hold Shares of the Basket Stocks for Your Benefit

The indenture governing your notes does not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey any shares of the basket stocks acquired by us or them. Neither we nor our affiliates will pledge or otherwise hold shares of the basket stocks for your benefit in order to enable you to exchange your notes for shares under any circumstances. Consequently, in the event of our bankruptcy, insolvency or liquidation, any shares of the basket stocks owned by us will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

•
In Some Circumstances, the Payment You Receive On the Notes May Be Based On the Securities of Another Company and Not the Issuer of a Basket Stock

Following certain corporate events relating to a basket stock where its issuer is not the surviving entity, the amount you receive at maturity may be based on the securities of a successor to such basket stock issuer or any cash or any other assets distributed to holders of shares of the basket stock in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the securities. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting distribution property under “Anti-dilution Adjustments for Index Stocks” in the accompanying general terms supplement.

•
If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount you will be paid for your notes on the stated maturity date, if any, or the amount you will be paid on a call payment date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to a call payment date or the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to a call payment date or the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

•
A Higher Call Return, a Lower Autocall Barrier at or Above Which the Notes Will Be Automatically Called and/or a Lower Downside Threshold May Reflect Greater Expected Volatility of the Underlying Basket, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Level of the Underlying Basket and, Potentially, a Significant Loss at Maturity

The economic terms for the notes, including the call return, the closing level of the underlying basket on a call observation date at or above which the notes will be automatically called and the downside threshold, are based, in part, on the expected volatility of the underlying basket at the time the terms of the notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of the underlying basket.

Higher expected volatility with respect to the underlying basket as of the trade date generally indicates a greater expectation as of that date that (i) the closing level of the underlying basket on any call observation date will be less than the autocall barrier, in which case your notes will not be automatically called and you will not receive the applicable call return or (ii) the final underlying basket level could ultimately be less than the downside threshold on the determination date, which would result in a loss of a significant portion or all of your investment in the notes. At the time the terms of the notes are set, higher expected volatility will generally be reflected in a higher call return, a lower closing level of the underlying basket at or above which the notes will be automatically called and/or a lower downside threshold, as compared to otherwise comparable notes issued by the same issuer with the same maturity (taking into account any ability of the issuer to redeem the notes prior to maturity) but with one or more different basket stocks. However, there is no guarantee that the higher call return or lower downside threshold set for your notes on the trade date will adequately compensate you, from a risk-potential reward perspective, for the greater risk of your notes not being automatically called or of losing some or all of your investment in the notes.

A relatively higher call return (as compared to otherwise comparable notes), which would increase the positive return if the closing level of the underlying basket is greater than or equal to the autocall barrier on any call observation date, or a relatively lower autocall barrier at or above which the notes will be automatically called, may generally indicate an increased risk that your notes will not be automatically called on any call payment date.

Similarly, a relatively lower downside threshold (as compared to otherwise comparable notes), which would increase the buffer against the loss of principal, may generally indicate an increased risk that the level of the underlying basket will decrease substantially. This would result in a significant loss at maturity if the final underlying basket level is less than the downside threshold. Further, a relatively lower downside threshold may not indicate that the notes have a greater likelihood of a return of principal at maturity based on the performance of the underlying basket.

You should not take the historical volatility of the underlying basket as an indication of its future volatility. You should be willing to accept the downside market risk of the underlying basket and the potential to lose a significant portion or all of your investment in the notes.

•
You Have No Shareholder Rights or Rights to Receive Any Basket Stock

Investing in your notes will not make you a holder of any of the basket stocks. Neither you nor any other holder or owner of your notes will have any rights with respect to the basket stocks, including any voting rights, any rights to receive dividends or other distributions, any rights to make a claim against the basket stocks or any other rights of a holder of any shares of the basket stocks. Your notes will be paid in cash and you will have no right to receive delivery of any shares of the basket stocks.

•
The Lower Performance of One Basket Stock May Offset an Increase in the Other Basket Stocks

Declines in the price of one basket stock may offset increases in the prices of the other basket stocks. As a result, any return on the underlying basket — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity.

•
There Is No Affiliation Between the Basket Stock Issuers and Us

Goldman Sachs is not affiliated with the basket stock issuers. However, we or our affiliates may currently or from time to time in the future engage in business with the basket stock issuers. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the basket stock issuers. You, as an investor in your note, should make your own investigation into the basket stock issuers.

The basket stock issuers are not involved in this offering of your notes in any way and do not have any obligation of any sort with respect to your notes. Thus, the basket stock issuers do not have any obligation to take your interests into consideration for any reason, including in taking or not taking any corporate actions that might affect the value of your notes.

•
We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.

Additional Risks Related to the Class A Common Stock of AppLovin Corporation and an ADS of Arm Holdings plc

•
The Basket Stocks Have a Very Limited Trading History

Your notes are linked, in part, to basket stocks that have only recently commenced public trading and, therefore, have very limited historical performance. Because each such basket stock has no historical closing price prior to the date it commenced trading, limited historical information will be available for you to consider in making an independent investigation of its performance, which may make it difficult for you to make an informed decision with respect to the notes. Further, because each such basket stock has a very limited trading history, your investment in the notes may involve greater risks than an investment in notes linked to the securities of companies with a more established record of performance. For additional information about the basket stocks, see “The Underlying Basket and The Basket Stocks”. No future performance of a basket stock can be predicted based on the historical performance information described herein.

Additional Risks Related to an Ordinary Share of ASML Holding N.V., an Ordinary Share of Seagate Technology Holdings Public Limited Company and a Common Share of STMicroelectronics N.V.

•
An Investment in the Offered Notes Is Subject to Risks Associated with Securities Issued By a Foreign Company

Your notes are linked, in part, to basket stocks issued by foreign companies. Investments linked to the value of securities issued by foreign companies involve particular risks.

The prices of securities issued by foreign companies are subject to political, economic, financial and social factors that are unique to such foreign company's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in securities issued by foreign companies; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. For example, the United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign companies and the price of securities issued by such companies. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities issued by foreign companies to fluctuate in a way that differs from those of securities issued by U.S. companies. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on prices of securities issued by foreign companies.

Additional Risks Related to an ADS of Alibaba Group Holding Limited, an ADS of Arm Holdings plc, an Ordinary Share of ASML Holding N.V., an ADS of Sony Group Corporation, an Ordinary Share of Seagate Technology Holdings Public Limited Company, a Common Share of STMicroelectronics N.V. and an ADS of Taiwan Semiconductor Manufacturing Company Limited

•
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Negatively Affect Your Investment in the Notes

Government regulatory action, including legislative acts and executive orders, could negatively affect your investment in the notes in a variety of ways, depending on the nature of such government regulatory action. For example, recently enacted legislation in the United States could lead to a prohibition on trading in the United States of the basket stock if the Public Company Accounting Oversight Board is prevented from performing inspections relating to the basket stock issuer by its jurisdiction of organization. Such legislation could have a material and negative effect on the basket stock issuer, the basket stock price and your return on the notes.

Further, recent executive orders issued by the U.S. Government prohibit U.S. persons from purchasing or selling publicly traded securities of certain companies that are determined to operate or have operated in the defense and related materiel sector or the surveillance technology sector of the economy of the People’s Republic of China, or publicly traded securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed notes). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to the offered notes due to determinations regarding the basket stock, the value of the notes could be materially and negatively affected, and transactions in, or holdings of, the securities may become prohibited under United States law. Any such action could result in the loss of a significant portion or all of your investment in the notes, including if you attempt to divest the notes at a time when the value of the notes has declined.

Additional Risks Related to the ADSs of Alibaba Group Holding Limited, Arm Holdings plc, Sony Group Corporation and Taiwan Semiconductor Manufacturing Company Limited

•
An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities

Your notes are linked, in part, to ADSs representing interests in foreign equity securities. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than the U.S. securities markets or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country’s geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government’s economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. For example, the United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

•
The Offered Notes Are Subject to Foreign Currency Exchange Rate Risk

The ADSs are quoted and traded in U.S. dollars on U.S. stock exchanges, while the securities represented thereby are quoted and traded in the relevant foreign currency on other stock exchanges. Therefore, fluctuations in the exchange rate between currencies in which the securities represented by the ADSs are quoted and traded and the U.S. dollar will likely affect the relative value of the ADSs. As a result, the market price of the ADSs trading on the U.S. stock exchanges will likely be affected. These trading differences and currency exchange rates may affect the closing prices of the ADSs and, as a result, the market value of the securities.

Foreign currency exchange rates vary over time, and may vary considerably during the life of your securities. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:

•
rates of inflation;
•
interest rate levels;
•
the balance of payments among countries;
•
the extent of government surpluses or deficits in the relevant foreign country and the United States; and
•
other financial, economic, military, public health and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance.

The price of the notes and any payment on the notes could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad with respect to the ADSs or other de facto restrictions on the repatriation of U.S. dollars.

•
There Are Important Differences Between the Rights of Holders of ADSs and the Rights of Holders of the Securities Represented By the ADSs

You should be aware that your return on the notes is linked, in part, to the price of the ADSs and not to the relevant securities that they represent. There are important differences between the rights of holders of ADSs and the rights of holders of the securities represented by the ADSs. Each ADS is a security evidenced by an American depositary receipt that typically represents one or a fraction of one represented security. The ADSs are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the ADS depositary, the applicable basket stock issuer, and holders of the ADSs, which may be different from the rights of holders of the applicable securities represented by the ADSs. For example, an basket stock issuer may make distributions in respect of the securities represented by the ADSs that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of the ADSs and the rights of holders of the securities represented by the ADSs may be significant and may materially and adversely affect the value of the ADSs and, as a result, the notes.

Risks Related to Tax

•
Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes.

•
The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

•
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

the underlying basket and the basket stocks

The table set forth under “Key Terms — Underlying basket” above lists the basket stocks and related information, including their corresponding current Bloomberg tickers, current primary listings, initial weights in the basket, initial weighted values and initial basket stock prices. The initial basket stock prices will not be determined until the trade date. Each of the basket stock issuers faces its own business risks and other competitive factors. All of those factors may affect the underlying basket return, and, consequently, the amount payable on your notes, if any, on the call payment date or the stated maturity date. Our offering of the notes does not constitute our recommendation or the recommendation of our affiliates to invest in the basket, any basket stock or the notes. You should make your own investigation of the basket stocks and the basket stock issuers and whether to obtain exposure to the basket through an investment in the notes.

Each of the basket stock issuers is subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and in accordance therewith files financial and other information with the Securities and Exchange Commission (“SEC”). Periodic reports, proxy and information statements and other information filed by the basket stock issuers are available at sec.gov. You should make your own investigation of the basket stocks and the basket stock issuers (and whether to obtain exposure to the basket through an investment in the notes) by reading these reports and filings to understand the risks of each of the basket stocks and the basket stock issuers.

Historical Closing Prices of the basket stocks

The closing prices of the basket stocks have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the basket stocks have recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing prices of the basket stocks during the period shown below is not an indication that the basket stocks are more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical closing levels of the underlying basket or the basket stocks as an indication of the future performance of the underlying basket or the basket stocks, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the underlying basket or the basket stocks will result in you receiving an amount greater than the outstanding face amount of your notes, or that you will not incur a loss on your investment, on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying basket or the basket stocks. Before investing in the offered notes, you should consult publicly available information to determine the price of the basket stocks between the date of this pricing supplement and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent prices of the basket stocks. The actual performance of the underlying basket and the basket stocks over the life of the offered notes, as well as the cash settlement amount at maturity, may bear little relation to the historical prices shown below.

The graphs below, except where otherwise indicated, show the daily historical closing prices of each basket stock from January 1, 2021 through August 21, 2026, adjusted for corporate events, if applicable. As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities. We obtained the closing prices in the graphs below from Bloomberg Financial Services, without independent verification.

According to publicly available information, Advanced Micro Devices, Inc. provides technology that powers experiences across cloud and artificial intelligence infrastructure, embedded systems, artificial intelligence personal computers and gaming. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-07882.

Historical Performance of Advanced Micro Devices, Inc.

According to publicly available information, Alibaba Group Holding Limited provides the technology infrastructure and marketing reach to help merchants, brands, retailers and other businesses leverage technology to engage with their users and customers and operate in a more efficient way. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-36614.

Historical Performance of Alibaba Group Holding Limited

According to publicly available information, Alphabet Inc. is a collection of businesses — the largest of which is Google. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-37580. The daily historical closing prices for Alphabet Inc. in the graph below have been adjusted for a 20-for-1 stock split that became effective before the market open on July 15, 2022.

Historical Performance of Alphabet Inc. – Class C

According to publicly available information, Amazon.com, Inc. is an e-commerce company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-43202. The daily historical closing prices for Amazon.com, Inc. in the graph below have been adjusted for a 20-for-1 stock split that became effective before the market open on June 6, 2022.

Historical Performance of Amazon.com, Inc.

According to publicly available information, Apple Inc. designs, manufactures and markets smartphones, personal computers, tablets, wearables and accessories, and sells a variety of related services. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-36743.

Historical Performance of Apple Inc.

According to publicly available information, Applied Materials, Inc. provides manufacturing equipment, services and software to the semiconductor, display and related industries. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 000-06920.

Historical Performance of Applied Materials, Inc.

According to publicly available information, AppLovin Corporation provides end-to-end artificial intelligence-powered advertising solutions for businesses to reach, monetize and grow their global audience and operates a portfolio of owned mobile apps. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-40325. The graph below shows the daily historical closing prices of AppLovin Corporation from the completion of its initial public offering on April 15, 2021 through August 21, 2026.

Historical Performance of AppLovin Corporation

According to publicly available information, Arm Holdings plc provides licensing, marketing, research and development of microprocessors, systems IP, graphics processing units, and associated systems IP, software, tools and other related services. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-41800. Arm Holdings plc has been listed on the Nasdaq Global Select Market since the completion of its initial public offering on September 14, 2023. The graph below shows the daily historical prices of Arm Holdings plc from the completion of its initial public offering on September 14, 2023 through August 21, 2026.

Historical Performance of Arm Holdings plc

According to publicly available information, ASML Holding NV designs and integrates lithography systems with computational tools, metrology and inspection systems, and process control software solutions. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-33463.

Historical Performance of ASML Holding N.V.

According to publicly available information, Broadcom Inc. designs, develops and supplies a broad range of semiconductor and infrastructure software solutions. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-38449. The daily historical closing prices for Broadcom Inc. in the graph below have been adjusted for a 10-for-1 stock split that became effective before the market open on July 15, 2024.

Historical Performance of Broadcom Inc.

According to publicly available information, Cadence Design Systems, Inc. provides computational software, special-purpose computational hardware, IP and services to multiple sectors including automotive, artificial intelligence, aerospace and defense, mobile computing, hyperscalers, wireless communication, industrial internet of things and life sciences. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 000-15867.

Historical Performance of Cadence Design Systems, Inc.

According to publicly available information, CME Group Inc. is a global markets company, derivatives exchange and clearing house. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-31553.

Historical Performance of CME Group Inc.

According to publicly available information, Coherent Corp. is a vertically integrated manufacturing company that develops, manufactures, and markets lasers, transceivers, and other optical and optoelectronic devices, modules, and systems, as well as engineered materials, for use in the communications, industrial, instrumentation and electronics markets. On July 1, 2022, II-VI Incorporated completed its acquisition of Coherent, Inc. Subsequently, on September 8, 2022, II-VI Incorporated changed its name to Coherent Corp. and began trading under the ticker symbol “COHR” on the Nasdaq Global Select Market. On February 23, 2023, Coherent Corp. transferred the listing of its common stock from the Nasdaq Global Select Market to the New York Stock Exchange. In the graph, the closing prices to the left of the vertical solid line marker reflect the historical closing prices of Coherent Corp. prior to the acquisition. Closing prices to the right of the vertical solid line marker reflect the historical closing prices of Coherent Corp. after the acquisition. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-39375.

Historical Performance of Coherent Corp. (formerly II-VI Incorporated)

According to publicly available information, Corning Incorporated produces damage-resistant cover materials for mobile devices; precision glass for advanced displays; optical fiber, cable and connectivity solutions for advanced communications networks, such as fiber to the home and data centers, enabling artificial intelligence and connections around the world; products to accelerate drug discovery and delivery; and clean-air technologies and technical glass for cars and trucks. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-03247.

Historical Performance of Corning Incorporated

According to publicly available information, Datadog, Inc. is an observability and security platform for cloud applications. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-39051.

Historical Performance of Datadog, Inc.

According to publicly available information, Digital Realty Trust, Inc. is a provider of data center, colocation and interconnection solutions. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-32336.

Historical Performance of Digital Realty Trust, Inc.

According to publicly available information, Equinix, Inc. is a digital infrastructure company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-40205.

Historical Performance of Equinix, Inc.

According to publicly available information, Intel Corporation is a global designer and manufacturer of semiconductor products. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 000-06217.

Historical Performance of Intel Corporation

According to publicly available information, Lumentum Holdings Inc. is a provider of optical and photonic products for a range of cloud, artificial intelligence and machine learning, telecommunications, consumer, and industrial end-market applications. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-36861.

Historical Performance of Lumentum Holdings Inc.

According to publicly available information, Marvell Technology, Inc. is a supplier of data infrastructure semiconductor solutions. On April 20, 2021, Marvell Technology, Inc. began trading under the ticker symbol “MRVL” on the Nasdaq Global Select Market after a merger and reorganization. Prior to April 20, 2021, shares of Marvell Technology Group Ltd. (Marvell Technology, Inc.’s prior parent company) traded under the ticker symbol “MRVL”. In the graph, the closing prices to the left of the vertical solid line marker reflect the historical closing prices of Marvell Technology Group Ltd. (Marvell Technology, Inc.’s prior parent company). Closing prices to the right of the vertical solid line marker reflect the historical closing prices of Marvell Technology Inc. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-40357.

Historical Performance of Marvell Technology, Inc.

According to publicly available information, Mastercard Incorporated is a technology company in the global payments industry. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-32877.

Historical Performance of Mastercard Incorporated

According to publicly available information, Meta Platforms, Inc. (formerly Facebook, Inc.) builds products that enable people to connect and share through mobile devices, personal computers, virtual reality headsets, and AI glasses. On June 9, 2022, Meta Platforms, Inc. began trading under the ticker symbol “META” on the Nasdaq Global Select Market. Prior to June 9, 2022, Meta Platforms, Inc. traded under the ticker symbol “FB”. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-35551.

Historical Performance of Meta Platforms, Inc. (formerly Facebook, Inc.)

According to publicly available information, Micron Technology, Inc. provides memory and storage solutions. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-10658.

Historical Performance of Micron Technology, Inc.

According to publicly available information, Microsoft Corporation is a technology company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-37845.

Historical Performance of Microsoft Corporation

According to publicly available information, Monolithic Power Systems, Inc. is a fabless company that provides semiconductor-based power electronics solutions. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 000-51026.

Historical Performance of Monolithic Power Systems, Inc.

According to publicly available information, NVIDIA Corporation is a data center scale artificial intelligence infrastructure company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 000-23985. The daily historical closing prices for NVIDIA Corporation in the graph below have been adjusted for a 4-for-1 stock split that became effective before the market open on July 20, 2021 and a 10-for-1 stock split that became effective before the market open on June 10, 2024.

Historical Performance of NVIDIA Corporation

According to publicly available information, Seagate Technology Holdings public limited company provides data storage technology and infrastructure solutions. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-31560.

Historical Performance of Seagate Technology Holdings public limited company

According to publicly available information, Sony Group Corporation’s business includes six segments: game & network services; music; pictures; entertainment, technology & services; imaging & sensing solutions and all other. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-06439. The daily historical closing prices for Sony Group Corporation in the graph below have been adjusted for a 5-for-1 stock split that became effective before the market open on October 8, 2024.

Historical Performance of Sony Group Corporation

According to publicly available information, STMicroelectronics N.V. is a global semiconductor company that designs, develops, manufactures and markets a range of products used in a variety of applications for four end-markets: automotive, industrial, personal electronics and communications equipment, computers and peripherals. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-13546.

Historical Performance of STMicroelectronics N.V.

According to publicly available information, Taiwan Semiconductor Manufacturing Company Limited manufactures semiconductors using manufacturing processes for their customers based on integrated circuit designs. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-14700.

Historical Performance of Taiwan Semiconductor Manufacturing Company Limited

According to publicly available information, Teradyne, Inc. is a global provider of automated test equipment and robotics solutions. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-06462.

Historical Performance of Teradyne, Inc.

According to publicly available information, Visa Inc. is a digital payments company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 001-33977.

Historical Performance of Visa Inc.

Historical Underlying Basket Levels

The following graph is based on the underlying basket closing level for the period from September 14, 2023 through August 21, 2026 assuming that the underlying basket closing level was 100.00 on September 14, 2023. We derived the underlying basket closing levels based on the method to calculate the underlying basket closing level as described in this pricing supplement and on actual closing prices of the relevant basket stocks on the relevant date. The underlying basket closing level has been normalized such that its hypothetical level on September 14, 2023 was 100.00. As noted in this pricing supplement, the initial underlying basket level was set at 100.00 on the trade date. The underlying basket closing level can increase or decrease due to changes in the prices of the basket stocks. The hypothetical closing levels of the underlying basket begin at September 14, 2023 because one of the basket stocks, Arm Holdings plc, has available historical data only from September 14, 2023.

Historical Performance of the Underlying Basket

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements, and to the extent inconsistent, replaces, the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•
a dealer in securities or currencies;
•
a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•
a bank;
•
a life insurance company;
•
a regulated investment company;
•
an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•
a tax exempt organization;
•
a partnership;
•
a person that owns a note as a hedge or that is hedged against interest rate risks;
•
a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
•
a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of each of your notes and you are:

•
a citizen or resident of the United States;
•
a domestic corporation;
•
an estate whose income is subject to U.S. federal income tax regardless of its source; or
•
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. By purchasing the notes you agree — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as pre-paid derivative contracts in respect of the basket stocks. Except as otherwise stated below, the discussion herein assumes that the notes will be so treated.

Upon the sale, exchange, redemption or maturity of your notes, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. Your tax basis in the notes will generally be equal to the amount that you paid for the notes. If you hold your notes for more than one year, the gain or loss generally will be long-term capital gain or loss. If you hold your notes for one year or less, the gain or loss generally will be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

We will not attempt to ascertain whether any basket stock issuer would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Internal Revenue Code. If a basket stock issuer were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a United States holder. You should refer to information filed with the SEC and other authorities by each basket stock issuer and consult your tax advisor regarding the possible consequences to you, if any, if a basket stock issuer is or becomes a PFIC.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes – and then determining a payment schedule as of the original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange, redemption or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases a note at a price other than the adjusted issue price as determined for tax purposes.

It is also possible that your notes could be treated in the manner described above, except that any gain or loss that you recognize at maturity or upon redemption would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your notes for U.S. federal income tax purposes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of instruments such as the offered notes, including whether holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, we intend to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determines that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Backup Withholding and Information Reporting

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” with respect to payments on your notes and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” in the accompanying prospectus. Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

Non-United States Holders

This section applies to you only if you are a non-United States holder. You are a non-United States holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•
a nonresident alien individual;
•
a foreign corporation; or
•
an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — Non-United States Holders” with respect to payments on your notes and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — Non-United States Holders” in the accompanying prospectus.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we, or the applicable withholding agent, will not make payments of any additional amounts. Prospective non-United States holders of the notes should consult their tax advisor in this regard.

We will not attempt to ascertain whether any basket stock issuer would be treated as a “United States real property holding corporation” (“USRPHC”), within the meaning of Section 897 of the Internal Revenue Code. If any basket stock issuer were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a non-United States holder. You should refer to information filed with the SEC and other authorities by each basket stock issuer and consult your tax advisor regarding the possible consequences to you, if any, if a basket stock issuer is or becomes a USRPHC.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your notes to be subject to withholding, even if you comply with certification requirements as to your foreign status.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange, redemption or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the basket stocks during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we, or the applicable withholding agent, would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2027, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the original issue date of your notes, your notes will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

SUPPLEMENTAL PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

See “Supplemental Plan of Distribution” on page S-51 of the accompanying general terms supplement and “Plan of Distribution - Conflicts of Interest” on page 127 of the accompanying prospectus. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.

GS Finance Corp. will sell to Goldman Sachs & Co. LLC (“GS&Co.”), and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to UBS Financial Services Inc. at such price less a concession not in excess of 2.50% of the face amount. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

In connection with the initial offering of the notes, the minimum face amount of notes that may be purchased by any investor is $1,000.

We will deliver the notes against payment therefor in New York, New York on August 26, 2026. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system.

VALIDITY OF THE NOTES AND GUARANTEE

In the opinion of Sidley Austin LLP, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this pricing supplement have been executed and issued by GS Finance Corp., such notes have been authenticated by the trustee pursuant to the indenture, and such notes have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such notes will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 27, 2025, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on January 27, 2025.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$4,000,000

GS Finance Corp.

Trigger Autocallable Notes Linked to an Equally Weighted Basket of Stocks due 2031

guaranteed by

The Goldman Sachs Group, Inc.

____________

____________

Goldman Sachs & Co. LLC

UBS Financial Services Inc.

Selling Agent